EXHIBIT 99.1

PRESS RELEASE FOR GOLDEN GRAIN ENERGY, LLC

Date:  August 23, 2005

On August 22, 2005, the Board of Directors of Golden Grain Energy, LLC approved plans to proceed with a doubling of its ethanol plant near Mason City, Iowa, subject to the approval of the members of GGE.  The Board expects to enter into an agreement with Fagen, Inc., to construct the expansion.  If approved by the members, construction of the expansion is anticipated to begin in spring 2006.